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                      November 9, 2020

       Jim Frankola
       Chief Financial Officer
       Cloudera, Inc.
       395 Page Mill Road
       Palo Alto, CA 94306

                                                        Re: Cloudera, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 31, 2020
                                                            Filed March 27,
2020
                                                            File No. 001-38069

       Dear Mr. Frankola:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology